FOR IMMEDIATE RELEASE
April 28, 2025
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports First Quarter 2025 Results
Toledo, Ohio, April 28, 2025…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended March 31, 2025.
First Quarter and Other Recent Highlights
•Reported net income attributable to common stockholders of $0.40 per diluted share
•Reported quarterly normalized funds from operations attributable to common stockholders of $1.20 per diluted share, an increase of 18.8% over the prior year
•Reported total portfolio year-over-year same store NOI ("SSNOI") growth of 12.9%, driven by SSNOI growth in our Seniors Housing Operating ("SHO") portfolio of 21.7%
•SHO portfolio year-over-year same store revenue increased 9.6% in the first quarter, driven by 400 basis points ("bps") of year-over-year average occupancy growth and Revenue Per Occupied Room ("RevPOR") growth of 5.9%
•SHO portfolio year-over-year SSNOI margin expanded by 290 bps in the first quarter driven primarily by strong RevPOR growth, which continued to meaningfully outpace Expense per Occupied Room ("ExpPOR") growth
•During the first quarter, we completed $2.8 billion of pro rata gross investments, including $2.7 billion in acquisitions and loan funding and $142 million in development funding
•As previously announced, in March we entered into a definitive agreement to acquire a portfolio of 38 ultra-luxury seniors housing communities and nine entitled development parcels for C$4.6 billion which will be operated by Amica Senior Lifestyles ("Amica"), a preeminent seniors housing owner/operator of category defining luxury communities with a long-term track record of substantial value creation through superior operational and development acumen, subject to customary closing conditions, including regulatory approvals
•Improved net debt to Adjusted EBITDA to 3.33x at March 31, 2025 compared to 4.03x at March 31, 2024
•As of March 31, 2025, we had approximately $8.6 billion of available liquidity inclusive of $3.6 billion of available cash and restricted cash and full capacity under our $5.0 billion line of credit
•During the first quarter, S&P Global Ratings ("S&P") and Moody's Investor Service, Inc. ("Moody's") raised their credit ratings related to the Company to "A-" with a stable outlook and to "A3" with a stable outlook, respectively
First Quarter Capital Activity and Liquidity
Liquidity Update Net debt to consolidated enterprise value decreased to 10.8% as of March 31, 2025 from 17.4% as of March 31, 2024. We sourced over $3.1 billion of attractively priced capital, including the assumption of below-market debt, equity issuances and proceeds from dispositions and loan repayments to fund accretive capital deployment opportunities and to further strengthen our already robust liquidity profile. As of March 31, 2025, our share of variable rate debt was approximately 8.8%.
Credit Rating On March 31, 2025 S&P increased our credit rating to "A-" with a stable outlook and Moody's increased our credit rating to "A3" with a stable outlook, resulting in improved pricing across our term loans. S&P cited a continued benefit from robust industry tailwinds and the material strengthening of our balance sheets as drivers of the ratings upgrade. S&P also stated that it expects strong operating performance to drive additional improvement to credit metrics over the next two years, driven by beneficial industry supply and demand dynamics along with, as S&P noted, our superior operating platform, providing an expected competitive advantage relative to peers. Additionally, Moody's highlighted our improvement in leverage over the past year, partially driven by strong revenue and earnings growth. Moody's expects benefits from an acceleration in the growth of the aging population and an expansion in our addressable market, to lead to meeting or exceeding growth guidance and further strengthening our financial metrics.

1Q25	Earnings Release	April 28, 2025
Notable Portfolio Activity Completed During the First Quarter
In the first quarter, we completed $2.8 billion of pro rata gross investments, including $2.7 billion in acquisitions and loan funding and $142 million in development funding. We completed and placed into service nine development projects, including partial conversions and expansions, for an aggregate pro rata investment amount of $475 million. Additionally, during the first quarter we completed pro rata property dispositions of $381 million and loan repayments of $123 million. The property dispositions were primarily comprised of the previously announced Brookdale Senior Living development lease purchase option exercise, which was part of Welltower's International Joint Venture unwind, and the sale of our joint venture interest to Chartwell as part of the previously announced Welltower/Chartwell dissolution. In both transactions, we were the net buyer of properties.
Amica In March, we announced a definitive agreement to acquire a portfolio of 38 ultra-luxury seniors housing communities and nine entitled development parcels for aggregate consideration of C$4.6 billion. The portfolio is located within highly affluent markets in Toronto, Vancouver and Victoria. The transaction includes a 31 property in-place portfolio comprising 24 stabilized properties, seven recently opened properties still in lease up, as well as seven properties currently under construction. The in-place properties are being acquired at a substantial discount to estimated replacement cost. At closing of the in-place portfolio, which is expected in late 2025 or early 2026, subject to customary closing conditions, including regulatory approvals, we will assume C$560 million of CMHC insured debt with an average interest rate of 3.6%. Additionally, we plan to acquire from Amica seven additional properties currently under construction upon achievement of certificates of occupancy, expected to be achieved in stages between 2025 and 2027.
Dividend On April 28, 2025, the Board of Directors declared a cash dividend for the quarter ended March 31, 2025 of $0.67 per share. This dividend, which will be paid on May 22, 2025 to stockholders of record as of May 14, 2025, will be our 216th consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Outlook for 2025 Net income attributable to common stockholders guidance has been revised to a range of $1.70 to $1.84 per diluted share from the previous range of $1.60 to $1.76 per diluted share. We also increased the guidance range of full year normalized FFO attributable to common stockholders to a range of $4.90 to $5.04 per diluted share from the previous range of $4.79 to $4.95 per diluted share. In preparing our guidance, we have updated or confirmed the following assumptions:
•Same Store NOI: We expect average blended SSNOI growth of 10.00% to 13.25%, which is comprised of the following components:
◦Seniors Housing Operating approximately 16.5% to 21.5%
◦Seniors Housing Triple-net approximately 3.0% to 4.0%
◦Outpatient Medical approximately 2.0% to 3.0%
◦Long-Term/Post-Acute Care approximately 2.0% to 3.0%
•Investments: Our earnings guidance includes only those acquisitions announced or closed to date. Furthermore, no transitions or restructures beyond those announced to date are included.
•General and Administrative Expenses: We anticipate general and administrative expenses to be approximately $240 million to $250 million and stock-based compensation expense to be approximately $51 million, exclusive of approximately $10 million of expected expense related to the Special Performance Option Awards and the 2022-2025 OPP Awards.
•Development: We anticipate funding an additional $340 million of development in 2025 relating to projects underway as of March 31, 2025.
•Dispositions: We expect pro rata disposition proceeds of $166 million at a blended yield of 4.8% in the next twelve months. This includes approximately $133 million of consideration from expected property sales and $33 million of expected proceeds from loan repayments.
Our guidance does not include any additional investments, dispositions or capital transactions, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items beyond those disclosed. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and SSNOI and Exhibit 3 for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our 2025 outlook and assumptions on the first quarter 2025 conference call.
Conference Call Information We have scheduled a conference call on Tuesday, April 29, 2025 at 9:00 a.m. Eastern Time to discuss our first quarter 2025 results, industry trends and portfolio performance. Telephone access will be available by dialing (888) 340-5024 or (646) 960-0135 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through May 6, 2025. To access the rebroadcast, dial (800) 770-2030 or (609) 800-9909 (international). The conference ID number is 8230248. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.

1Q25	Earnings Release	April 28, 2025
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider funds from operations ("FFO"), normalized FFO, net operating income ("NOI"), same store NOI ("SSNOI"), revenue per occupied room ("RevPOR"), same store RevPOR ("SS RevPOR"), expense per occupied room ("ExpPOR"), same store ExpPOR ("SS ExpPOR"), EBITDA and Adjusted EBITDA to be useful supplemental measures of our operating performance. Excluding EBITDA and Adjusted EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and acquisitions of controlling interests, impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of Welltower between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to managers, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent general overhead costs that are unrelated to property operations and are unallocable to the properties. These expenses include, but are not limited to, payroll and benefits related to corporate employees, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and leased properties, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and UK properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our portfolio. No reconciliation of the forecasted range for SSNOI on a combined basis or by property type is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.
RevPOR represents the average revenues generated per occupied room per month and ExpPOR represents the average expenses per occupied room per month at our Seniors Housing Operating properties. These metrics are calculated as our pro rata share of total resident fees and services revenues or property operating expenses from the income statement, divided by average monthly occupied room days. SS RevPOR and SS ExpPOR are used to evaluate the RevPOR and ExpPOR performance of our properties under a consistent population, which eliminates changes in the composition of our portfolio. They are based on the same pool of properties used for SSNOI and include any revenue and expense normalizations used for SSNOI. We use RevPOR, ExpPOR, SS RevPOR and SS ExpPOR to evaluate the revenue-generating capacity and profit potential of our Seniors Housing Operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our Seniors Housing Operating portfolio.

1Q25	Earnings Release	April 28, 2025
We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and restricted cash. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The ratios are based on EBITDA and Adjusted EBITDA. EBITDA is defined as earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding unconsolidated entities and including adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses on disposition of properties and acquisitions of controlling interests, impairment of assets, gains/losses on derivatives and financial instruments, other expenses, other impairment charges and other adjustments deemed appropriate in management's opinion. We believe that EBITDA and Adjusted EBITDA, along with net income, are important supplemental measures because they provide additional information to assess and evaluate the performance of our operations. Our leverage ratios include net debt to Adjusted EBITDA and consolidated enterprise value. Net debt is defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and restricted cash. Consolidated enterprise value represents the sum of net debt, the fair market value of our common stock and noncontrolling interests.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, these measures are utilized by the Board of Directors to evaluate management performance. None of the supplemental reporting measures represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended March 31, 2025, which is available on Welltower's website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE: WELL), an S&P 500 company, is one of the world's preeminent residential wellness and healthcare infrastructure companies. We seek to position our portfolio of 1,500+ seniors and wellness housing communities at the intersection of housing, healthcare, and hospitality, creating vibrant communities for mature renters and older adults in the United States, United Kingdom, and Canada. We also strive to support physicians in our outpatient medical buildings with the critical infrastructure needed to deliver quality care. We believe our real estate portfolio is unmatched, located in highly attractive micro-markets with stunning built environments. Yet, we are an unusual real estate organization as we view ourselves as a product company in a real estate wrapper, driven by relationships and an unconventional culture. Through our disciplined approach to capital allocation powered by our Data Science platform and superior operating results driven by our operating platform, the Welltower Business System, we aspire to deliver long-term compounding of per share growth and returns for our existing investors – our North Star. More information is available at www.welltower.com.
We routinely post important information on our website at www.welltower.com in the "Investors" section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading "Investors". Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This document contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as "may," "will," "intend," "should," "believe," "expect," "anticipate," "project," "pro forma," "estimate" or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower's actual results to differ materially from Welltower's expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the impact of macroeconomic and geopolitical developments, including economic downturns, elevated inflation and interest rates, political or social conflict, unrest or violence or similar events; the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the healthcare industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements, public perception of the healthcare industry and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the healthcare and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower's ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters, public health emergencies and extreme weather affecting Welltower's properties; Welltower's ability to re-lease space at similar rates as vacancies occur; Welltower's ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower's properties; changes in rules or practices governing Welltower's financial reporting; the movement of U.S. and foreign currency exchange rates and changes to U.S. and global

1Q25	Earnings Release	April 28, 2025
monetary, fiscal or trade policies; Welltower's approach to artificial intelligence; Welltower's ability to maintain its qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower's reports filed from time to time with the SEC. Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

1Q25	Earnings Release	April 28, 2025
Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31,
	2025	2024
Assets
Real estate investments:
Land and land improvements	$5,552,719	$4,754,699
Buildings and improvements	44,793,835	37,841,775
Acquired lease intangibles	2,688,181	2,158,915
Real property held for sale, net of accumulated depreciation	95,667	422,225
Construction in progress	1,045,160	1,342,410
Less accumulated depreciation and intangible amortization	(11,092,885)	(9,537,562)
Net real property owned	43,082,677	36,982,462
Right of use assets, net	1,230,343	348,892
Real estate loans receivable, net of credit allowance	1,772,708	1,426,094
Net real estate investments	46,085,728	38,757,448
Other assets:
Investments in unconsolidated entities	1,787,398	1,719,646
Cash and cash equivalents	3,501,851	2,388,488
Restricted cash	108,434	89,847
Receivables and other assets	1,810,203	1,598,156
Total other assets	7,207,886	5,796,137
Total assets	$53,293,614	$44,553,585

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$—	$—
Senior unsecured notes	13,219,202	12,171,913
Secured debt	2,504,655	2,033,232
Lease liabilities	1,285,727	381,320
Accrued expenses and other liabilities	1,702,053	1,419,212
Total liabilities	18,711,637	16,005,677
Redeemable noncontrolling interests	277,461	300,915
Equity:
Common stock	652,088	592,637
Capital in excess of par value	42,030,903	35,105,097
Treasury stock	(20,172)	(114,842)
Cumulative net income	10,354,681	9,272,190
Cumulative dividends	(18,751,105)	(17,126,302)
Accumulated other comprehensive income	(309,636)	(180,837)
Total Welltower Inc. stockholders' equity	33,956,759	27,547,943
Noncontrolling interests	347,757	699,050
Total equity	34,304,516	28,246,993
Total liabilities and equity	$53,293,614	$44,553,585

1Q25	Earnings Release	April 28, 2025

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
	Three Months Ended
	March 31,
	2025	2024
Revenues:
Resident fees and services	$1,864,530	$1,360,274
Rental income	461,567	417,652
Interest income	62,490	52,664
Other income	34,500	29,151
Total revenues	2,423,087	1,859,741
Expenses:
Property operating expenses	1,462,390	1,096,913
Depreciation and amortization	485,869	365,863
Interest expense	144,962	147,318
General and administrative expenses	63,758	53,318
Loss (gain) on derivatives and financial instruments, net	(3,210)	(3,054)
Loss (gain) on extinguishment of debt, net	6,156	6
Provision for loan losses, net	(2,007)	1,014
Impairment of assets	52,402	43,331
Other expenses	14,060	14,131
Total expenses	2,224,380	1,718,840
Income (loss) from continuing operations before income taxes and other items	198,707	140,901
Income tax (expense) benefit	5,519	(6,191)
Income (loss) from unconsolidated entities	1,263	(7,783)
Gain (loss) on real estate dispositions and acquisitions of controlling interests, net	51,777	4,707
Income (loss) from continuing operations	257,266	131,634

Net income (loss)	257,266	131,634
Less: Net income (loss) attributable to noncontrolling interests(1)	(691)	4,488
Net income (loss) attributable to common stockholders	$257,957	$127,146
Average number of common shares outstanding:
Basic	643,393	574,049
Diluted	653,795	577,530
Net income (loss) attributable to common stockholders per share:
Basic	$0.40	$0.22
Diluted(2)	$0.40	$0.22
Common dividends per share	$0.67	$0.61

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.

1Q25	Earnings Release	April 28, 2025

FFO Reconciliations		Exhibit 1
(in thousands, except per share data)	Three Months Ended
	March 31,
	2025	2024
Net income (loss) attributable to common stockholders	$257,957	$127,146
Depreciation and amortization	485,869	365,863
Impairments and losses (gains) on real estate dispositions and acquisitions of controlling interests, net	625	38,624
Noncontrolling interests(1)	(9,468)	(11,996)
Unconsolidated entities(2)	30,214	37,066
NAREIT FFO attributable to common stockholders	765,197	556,703
Normalizing items, net(3)	21,980	28,505
Normalized FFO attributable to common stockholders	$787,177	$585,208

Average diluted common shares outstanding	653,795	577,530

Per diluted share data attributable to common stockholders:
Net income (loss)(4)	$0.40	$0.22
NAREIT FFO	$1.17	$0.96
Normalized FFO	$1.20	$1.01

Normalized FFO Payout Ratio:
Dividends per common share	$0.67	$0.61
Normalized FFO attributable to common stockholders per share	$1.20	$1.01
Normalized FFO payout ratio	56%	60%

Other items:(5)
Net straight-line rent and above/below market rent amortization(6)	$(46,121)	$(35,004)
Non-cash interest expenses(7)	12,869	9,386
Recurring cap-ex, tenant improvements and lease commissions(8)	(74,550)	(51,616)
Stock-based compensation(9)	14,643	11,342

(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.
(5) Amounts presented net of noncontrolling interests' share and including Welltower's share of unconsolidated entities.
(6) Excludes normalized other impairment (see Exhibit 2).
(7) Excludes normalized foreign currency loss (gain) (see Exhibit 2).
(8) Reflects recurring cap-ex, tenant improvements and lease commissions on owned operational properties.
(9) Excludes normalized stock compensation expense related to the Special Performance Options and OPP awards (see Exhibit 2).

1Q25	Earnings Release	April 28, 2025

Normalizing Items			Exhibit 2
(in thousands, except per share data)	Three Months Ended
	March 31,
	2025		2024
Loss (gain) on derivatives and financial instruments, net	$(3,210)	(1)	$(3,054)
Loss (gain) on extinguishment of debt, net	6,156	(2)	6
Provision for loan losses, net	(2,007)	(3)	1,014
Income tax benefits	(7,586)	(4)	—
Other impairment	—		9,356
Other expenses	14,060	(5)	14,131
Special Performance Options and OPP Awards	2,862	(6)	—
Casualty losses, net of recoveries	3,842	(7)	2,158
Foreign currency loss (gain)	109	(8)	609
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	7,754	(9)	4,285
Net normalizing items	$21,980		$28,505

Average diluted common shares outstanding	653,795		577,530
Net normalizing items per diluted share	$0.03		$0.05

(1) Primarily related to mark-to-market of the equity warrants received as part of the Safanad/HC-One transactions.
(2) Primarily related to the extinguishment of secured debt.
(3) Primarily related to adjustments to reserves for loan losses under the current expected credit losses accounting standard.
(4) Primarily related to the retrospective application of a deferred tax benefit.
(5) Primarily related to non-capitalizable transaction costs and legal fees.
(6) Primarily related to expenses recognized on the 2021 Special Performance Option Awards and 2022-2025 Outperformance Program (“OPP”).
(7) Primarily relates to casualty losses net of any insurance recoveries.
(8) Primarily relates to foreign currency gains and losses related to accrued interest on intercompany loans and third party debt denominated in a foreign currency.
(9) Primarily relates to hypothetical liquidation at book value adjustments related to in substance real estate investments.

Outlook Reconciliation: Year Ending December 31, 2025				Exhibit 3
(in millions, except per share data)	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$1,043	$1,147	$1,127	$1,219
Impairments and losses (gains) on real estate dispositions and acquisitions of controlling interests, net(1)	—	—	(4)	(4)
Depreciation and amortization(1)	2,062	2,062	2,092	2,092
NAREIT FFO attributable to common stockholders	3,105	3,209	3,215	3,307
Normalizing items, net(1,2)	10	10	30	30
Normalized FFO attributable to common stockholders	$3,115	$3,219	$3,245	$3,337

Diluted per share data attributable to common stockholders:
Net income	$1.60	$1.76	$1.70	$1.84
NAREIT FFO	$4.77	$4.93	$4.86	$5.00
Normalized FFO	$4.79	$4.95	$4.90	$5.04

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(155)	$(155)	$(190)	$(190)
Non-cash interest expenses	51	51	50	50
Recurring cap-ex, tenant improvements and lease commissions(3)	(343)	(343)	(352)	(352)
Stock-based compensation	51	51	53	53

(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) Includes estimated stock compensation expense related to the one-time 2021 Special Stock Performance Option Awards and the 2022-2025 OPP Awards.
(3) Reflects recurring cap-ex, tenant improvements and lease commissions on owned operational properties.

1Q25	Earnings Release	April 28, 2025

SSNOI Reconciliation			Exhibit 4
(in thousands)	Three Months Ended
	March 31,
	2025	2024	% growth
Net income (loss)	$257,266	$131,634
Loss (gain) on real estate dispositions and acquisitions of controlling interests, net	(51,777)	(4,707)
Loss (income) from unconsolidated entities	(1,263)	7,783
Income tax expense (benefit)	(5,519)	6,191
Other expenses	14,060	14,131
Impairment of assets	52,402	43,331
Provision for loan losses, net	(2,007)	1,014
Loss (gain) on extinguishment of debt, net	6,156	6
Loss (gain) on derivatives and financial instruments, net	(3,210)	(3,054)
General and administrative expenses	63,758	53,318
Depreciation and amortization	485,869	365,863
Interest expense	144,962	147,318
Consolidated NOI	960,697	762,828
NOI attributable to unconsolidated investments(1)	28,316	32,090
NOI attributable to noncontrolling interests(2)	(14,284)	(22,796)
Pro rata NOI	974,729	772,122
Non-cash NOI attributable to same store properties	(26,577)	(26,591)
NOI attributable to non-same store properties	(296,247)	(173,582)
Currency and ownership adjustments(3)	(1,073)	4,100
Normalizing adjustments, net(4)	(329)	317
Same Store NOI (SSNOI)	$650,503	$576,366	12.9%

Seniors Housing Operating	364,299	299,268	21.7%
Seniors Housing Triple-net	71,721	68,243	5.1%
Outpatient Medical	133,083	129,647	2.7%
Long-Term/Post-Acute Care	81,400	79,208	2.8%
Total SSNOI	$650,503	$576,366	12.9%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(4) Includes other adjustments described in the accompanying Supplement.

1Q25	Earnings Release	April 28, 2025

Reconciliation of SHO SS RevPOR Growth		Exhibit 5
(in thousands except SS RevPOR)	Three Months Ended
	March 31,
	2025	2024
Consolidated SHO revenues	$1,867,871	$1,361,737
Unconsolidated SHO revenues attributable to WELL(1)	56,430	63,581
SHO revenues attributable to noncontrolling interests(2)	(23,074)	(43,216)
SHO pro rata revenues(3)	1,901,227	1,382,102
Non-cash and non-RevPOR revenues on same store properties	(3,040)	(3,683)
Revenues attributable to non-same store properties	(616,172)	(219,399)
Currency and ownership adjustments(4)	(2,475)	7,328
Other normalizing adjustments(5)	—	707
SHO SS RevPOR revenues(6)	$1,279,540	$1,167,055

Average occupied units/month(7)	70,786	67,633
SHO SS RevPOR(8)	$6,109	$5,768
SS RevPOR YOY growth	5.9%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Represents SHO revenues at Welltower pro rata ownership.
(4) Includes where appropriate adjustments to reflect consistent property ownership percentages, to translate Canadian properties at a USD/CAD rate of 1.43 and to translate UK properties at a GBP/USD rate of 1.23.

(5) Represents aggregate normalizing adjustments which are individually less than .50% of SSNOI growth.
(6) Represents SS SHO RevPOR revenues at Welltower pro rata ownership.
(7) Represents average occupied units for SS properties on a pro rata basis.
(8) Represents pro rata SS average revenues generated per occupied room per month.

1Q25	Earnings Release	April 28, 2025

Net Debt to Adjusted EBITDA Reconciliation		Exhibit 6
(in thousands)	Three Months Ended
	March 31,
	2025	2024
Net income (loss)	$257,266	$131,634
Interest expense	144,962	147,318
Income tax expense (benefit)	(5,519)	6,191
Depreciation and amortization	485,869	365,863
EBITDA	882,578	651,006
Loss (income) from unconsolidated entities	(1,263)	7,783
Stock-based compensation	17,505	11,342
Loss (gain) on extinguishment of debt, net	6,156	6
Loss (gain) on real estate dispositions and acquisitions of controlling interests, net	(51,777)	(4,707)
Impairment of assets	52,402	43,331
Provision for loan losses, net	(2,007)	1,014
Loss (gain) on derivatives and financial instruments, net	(3,210)	(3,054)
Other expenses	14,060	14,131
Casualty losses, net of recoveries	3,842	2,158
Other impairment(1)	—	9,356
Adjusted EBITDA	$918,286	$732,366

Total debt(2)	$15,831,799	$14,285,686
Cash and cash equivalents and restricted cash	(3,610,285)	(2,478,335)
Net debt	$12,221,514	$11,807,351

Adjusted EBITDA annualized	$3,673,144	$2,929,464
Net debt to Adjusted EBITDA ratio	3.33x	4.03	x

(1) Represents the write-off of straight-line rent receivable and unamortized lease incentive balances for leases placed on cash recognition.
(2) Amounts include unamortized premiums/discounts, other fair value adjustments and financing lease liabilities. Excludes operating lease liabilities related to ASC 842 of $1,177,785,000 and $300,779,000 for the three months ended March 31, 2025 and 2024, respectively.

Net Debt to Consolidated Enterprise Value		Exhibit 7
(in thousands, except share price)
	March 31, 2025	March 31, 2024
Common shares outstanding	651,889	590,934
Period end share price	$153.21	$93.44
Common equity market capitalization	$99,875,914	$55,216,873

Net debt	12,221,514	11,807,351

Noncontrolling interests(1)	625,218	999,965
Consolidated enterprise value	$112,722,646	$68,024,189
Net debt to consolidated enterprise value	10.8%	17.4%

(1) Includes all noncontrolling interests (redeemable and permanent) as reflected on our consolidated balance sheet.

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